Exhibit 99.1

TransCode Secures Exclusive, Worldwide, Fully Paid-Up Royalty-Free License to Develop and Commercialize a Next-Generation Oncolytic Immunotherapy Platform in an All-Stock Transaction Underscoring the Company’s Dedication to Improving the Lives of Cancer Patients

•	TransCode adds a unique adenovirus technology platform to its early-stage pipeline that has the potential to address a difficult to treat disease such as muscle-invasive bladder cancer.

BOSTON, March 3, 2026 – TransCode Therapeutics, Inc. (NASDAQ: RNAZ), a clinical stage company pioneering immuno-oncology and RNA for the treatment of high risk and advanced cancer, today announced that it has entered into an exclusive, worldwide, fully paid-up royalty-free license agreement with Unleash Immuno Oncolytics, Inc. (“Unleash”). TransCode obtained the rights to develop three Unleash drug candidates, UIO-524, UIO-525 and UIO-526, which includes a license of all in-licensed rights held by Unleash to the Unleash drug candidates together with the acquisition of all rights to the drug candidates owned by Unleash. Under the terms of the exclusive license agreement, Unleash will receive a one-time payment of 1,136,364 shares of a new series of non-voting convertible preferred stock of TransCode, convertible into an equal number of shares of common stock of TransCode (the “Preferred Stock”). The Preferred Stock represents 6.8% of TransCode’s common stock on a fully diluted basis assuming conversion of all TransCode preferred stock outstanding.

The lead candidate UIO-524 complements and expands TransCode’s oncology pipeline by introducing a next-generation, biology-driven oncolytic immunotherapy platform designed to address solid tumor indications with high-unmet medical need, beginning with muscle-invasive bladder cancer (MIBC).

MIBC is a significant unmet medical need indication with poor outcomes, limited durable treatment options, and a highly immunosuppressive tumor microenvironment. Bladder cancer represents a multi-billion-dollar global market, with muscle-invasive disease accounting for a disproportionate share of treatment intensity and healthcare costs, creating what TransCode believes is a compelling opportunity for differentiated therapeutic approaches.

Dr. Philippe P. Calais, Pharm.D., Ph.D., Chairman and CEO of TransCode, stated that “As we are advancing our lead asset, TTX-MC138, into a clinical Phase 2a trial, expanding our pipeline with an innovative preclinical technology such as UIO-524 provides us with an additional shot on goal using a next generation oncolytic immunotherapy candidate intended to address a large and attractive market in more aggressive settings such as MIBC.”

Tungsten Advisors acted as the exclusive financial advisor.

About Unleash and the Licensing Transaction

UIO-524 is a rationally designed oncolytic adenovirus engineered to selectively replicate within both malignant cells and cancer-associated stroma. The virus delivers a multi-cytokine immune-activating payload comprising CD40-L, 4-1BBL, and IL-21, intended to activate dendritic cells, T cells, and NK cells, and to drive a robust, systemic anti-tumor immune response. UIO-524 is regulated by a proprietary SPARC promoter that is highly active in malignant cells and cancer-associated stromal compartments and which enables biology-driven differentiation. This design enables selective viral replication and localized expression of immune-activating cytokines within the tumor microenvironment.

UIO-524 builds on CG Oncology's CG0070, the most clinically advanced and successful oncolytic adenovirus to date, demonstrating meaningful activity in non–muscle-invasive bladder cancer (NMIBC). UIO-524 contains a structurally related oncolytic adenovirus backbone, incorporates tumor- and stroma-targeted replication and contains a more comprehensive, multi-cytokine immune payload. This design positions UIO-524 as a next-generation oncolytic immunotherapy candidate intended to address more aggressive disease settings such as MIBC.

A more detailed description of the financing and licensing agreements can be found in TransCode’s Form 8-K filed with the U.S Securities and Exchange Commission.

About TTX-MC138

TTX-MC138 is a first-in-class therapeutic candidate designed to inhibit microRNA-10b, or miR-10b, a microRNA widely believed to be critical to the emergence and progression of many metastatic cancers. TransCode's Phase 0 clinical trial produced evidence of delivery of a radiolabeled version of TTX-MC138 to metastatic lesions and pharmacodynamic activity, even at a microdose of the drug candidate, suggesting a broad therapeutic window for TTX-MC138.

About TransCode Therapeutics

TransCode Therapeutics, Inc. is a clinical stage company pioneering immuno-oncology and RNA for the treatment of high risk and advanced cancer. The company's lead therapeutic candidate, TTX-MC138, is focused on treating metastatic tumors that overexpress microRNA-10b, a unique, well-documented biomarker of metastasis. In addition, TransCode has a portfolio of other first-in-class therapeutic candidates designed to mobilize the immune system to recognize and destroy cancer cells.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning TransCode’s technology and collaborations, statements concerning the therapeutic potential of TransCode’s TTX-MC138 and other therapeutic candidates, statements concerning the benefits of the licensing transaction and the opportunity in MIBC. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risks associated with drug discovery and development; the risk that the results of clinical trials will not be consistent with TransCode’s preclinical studies or expectations or with results from previous clinical trials; risks associated with the conduct of clinical trials; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; risks of competition from other companies developing products for similar uses; risks associated with TransCode’s dependence on third parties; and risks associated with geopolitical events and pandemics, including the COVID-19 coronavirus and military actions. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the Securities and Exchange Commission. All information in this press release is as of the date of this release; TransCode undertakes no duty to update this information unless required by law.

For more information and partnering opportunities, please contact:

TransCode Therapeutics, Inc.
Tania Montgomery, VP of Business Development
tania.montgomery@transcodetherapeutics.com